John Hancock Investment Management Services, LLC 601 Congress Street Boston, MA 02210
As of September 13, 2011
To the Trustees of:
John Hancock Funds III
601 Congress Street
Boston, MA 02210

Re:	Amended and Restated Expense Limitation Agreement and Voluntary Expense Limitation Notice
With reference to the Advisory Agreement dated July 1, 2009, as amended, entered into by and between John Hancock Investment Management Services, LLC (the “Adviser”) and John Hancock Funds III (the “Trust”), on behalf of each series of the Trust (each, a “Fund” and collectively, the “Funds”), we hereby notify you as follows:
1. The Adviser agrees to contractually waive its management fee for each Fund and, to the extent necessary, bear other expenses, as set forth in Appendices A and B.
2. The Adviser has voluntarily agreed to waive its management fee as set forth in Appendices C and D.
3. We understand and intend that the Trust rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-1A for the Trust and the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust so to rely.
Very truly yours,
JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Jeffrey H. Long Jeffrey H. Long
Chief Financial Officer

By:	/s/ Charles Rizzo Charles Rizzo Senior Vice President

APPENDIX A
Total Fund Operating Expense Limitations
For purposes of this Appendix:
“Expenses” means all the expenses of a class of shares of a Fund (including those expenses of the Fund attributable to such class) but excluding: (i) taxes; (ii) portfolio brokerage commissions; (iii) interest; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; (v) acquired fund fee expenses paid indirectly; (vi) short dividend expense; and (vii) fees under any agreements or plans of the Fund dealing with services for shareholders and others with beneficial interests in shares of the Trust.
“Expense Limit” means the percentage of average annual net assets (on an annualized basis) attributable to a class of shares of the Funds set forth below.
The Adviser agrees to make payment to a specific class of shares of the Fund (up to the amount of the expenses relating solely to such class of shares), in an amount equal to the amount by which the Expenses of such class of shares exceed the Expense Limit for such class set forth in the table below.
The Expense Limit for the classes of shares of the Funds indicated below for the purposes of this Appendix shall be as follows:

Fund/Class	A	B	C	R1	R3	R4	R5	I	I2	T	ADV	1	NAV	R6
Core High Yield[1]	1.25%	None	None	N/A	N/A	N/A	N/A	0.94%	N/A	N/A	N/A	N/A	N/A	N/A
Disciplined Value[1]	1.30%	2.05%	2.05%	1.65%	1.55%	1.25%	0.95%	0.99%	0.85%	N/A	1.00%	N/A	None	0.86%[2]
Disciplined Value Mid Cap	1.25%[3]	N/A	2.10%[4]	N/A	N/A	N/A	N/A	1.00%[5]	N/A	N/A	1.25%[5]	N/A	None	0.99%[2]
Global Shareholder Yield[6]	1.42%	2.12%	2.12%	N/A	N/A	N/A	N/A	0.97%	N/A	N/A	N/A	N/A	None	0.97%[2]
International Allocation[1]	0.63%	1.33%	1.33%	N/A	N/A	N/A	N/A	0.27%	N/A	N/A	N/A	N/A	N/A	N/A

[1]	At the June 5-7, 2011 meeting of the Board of Trustees of the Trust, the Adviser notified the Board of the extension of the expiration date of the fee waiver and expense reimbursement arrangements until June 30, 2012.

[2]	At the September 11-13, 2011 meeting of the Board of Trustees of the Trust, the Adviser notified the Board of, and the Board ratified, the fee waiver and/or expense reimbursement for Class R6 shares of this fund with an expiration date of June 30, 2013, effective as of August 30, 2011

[3]	This expense reimbursement rate expires December 31, 2011. Effective January 1, 2012, the expense reimbursement rate shall be increased to 1.35%, which shall continue in effect until July 31, 2012.

[4]	At the September 11-13, 2011 meeting of the Board of Trustees of the Trust, the Adviser notified the Board of, and the Board ratified, the fee waiver and/or expense reimbursement for Class C shares of this fund with an expiration date of July 31, 2012, effective as of August 12, 2011.

[5]	This expense reimbursement shall continue in effect until July 9, 2012.

[6]	This expense reimbursement shall continue in effect until June 30, 2012.

A-1

Fund/Class	A	B	C	R1	R3	R4	R5	I	I2	T	ADV	1	NAV	R6
International Core[1]	1.60%	2.30%	2.30%	1.90%	1.80%	1.50%	1.20%	1.24%	N/A	N/A	N/A	1.15%	None	1.12%[2]
International Growth[1]	1.60%	2.30%	2.30%	N/A	N/A	N/A	N/A	1.24%	N/A	N/A	N/A	1.15%	None	N/A
International Value Equity	1.60%[7]	N/A	N/A	N/A	N/A	N/A	N/A	1.18%[1]	N/A	N/A	N/A	N/A	None	N/A
Leveraged Companies[1]	1.35%	2.05%	2.05%	N/A	N/A	N/A	N/A	0.99%	N/A	N/A	N/A	N/A	N/A	N/A
Rainier Growth[1]	1.35%	2.10%	2.10%	1.70%	1.60%	1.30%	1.00%	1.04%	N/A	1.40%	1.14%	N/A	None	0.86%[2]
Small Cap Opportunities[1]	1.60%	2.30%	2.30%	N/A	N/A	N/A	N/A	1.24%	N/A	N/A	N/A	N/A	N/A	N/A
Small Company[1]	1.50%	N/A	N/A	1.80%	1.70%	1.40%	1.10%	1.04%	N/A	N/A	1.34%	N/A	N/A	1.04%[2]
U.S. Core[1]	1.35%	2.05%	2.05%	1.64%	1.54%	1.24%	0.94%	0.89%	N/A	N/A	N/A	N/A	N/A	N/A

[7]	This expense reimbursement shall continue in effect until February 11, 2013.

A-2

APPENDIX B
Fund Level Contractual Investment Management Fee Waivers
Effective April 1, 2011, the Adviser agrees to limit John Hancock Global Shareholder Yield Fund’s management fee to a maximum annual rate of 0.80% of the Fund’s average daily net assets. The limitation will continue until at least June 30, 2012.

B-1

APPENDIX C
Advisor Fee Voluntary Waiver
Fund Level
The Adviser, as the investment adviser for the John Hancock International Allocation Portfolio (the “Fund”), receives a fee of 0.05% on assets invested in funds of John Hancock Funds II and the Trust and 0.50% on all other investments.
The Fund invests in other mutual funds, of which some or all of the investments are mutual funds managed by the Adviser who receives an advisory fee for such services. The voluntary adviser fee waiver shall apply as follows:
The Adviser has voluntarily agreed to waive its advisory fees for the Fund so that the amount retained by the Adviser after payment of subadvisory fees, including Adviser fees collected on the underlying investments after payment of subadvisory fees, does not exceed 0.50% of the Fund’s average annual net assets.
This advisory fee waiver is voluntary and can be terminated at any time by the Adviser on notice to the Trust.

C-1

APPENDIX D
Fund Level Other Voluntary Limit on Total Operating Expenses
For purposes of this Appendix:
“Expenses” means all the expenses of a Fund excluding: (i) taxes; (ii) portfolio brokerage commissions; (iii) interest; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; (v) acquired fund fee expenses paid indirectly; (vi) short dividend expense; (vii) advisory fees; (viii) Rule 12b-1 fees; (ix) transfer agency fees; (x) printing, postage and blue sky registration fees; (xi) fees under any agreements; or plans of the Fund dealing with services for shareholders and others with beneficial interests in shares of the Trust.
“Expense Limit” means the percentage of a Fund’s average annual net assets (on an annualized basis) set forth below.
The Adviser agrees to waive advisory fees and, to the extent necessary, reimburse other expenses of the Fund, in an amount equal to the amount by which the Expenses of such Fund exceed the Expense Limit for such Fund set forth in the table below.
The Expense Limit for each of the Funds indicated below for the purposes of this Appendix shall be as follows:

Fund	Expense Limit*
Core High Yield	0.19%
International Allocation	0.16%
Small Cap Opportunities	0.27%
U.S. Core	0.04%

*	Fee waivers and/or expense reimbursements are voluntary and may be amended or terminated at any time by the Adviser.

D-1